Exhibit 99.1

Contact:                                                Scott McCurdy

Vice President and CFO

Geokinetics Inc.

(713) 850-7600

(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS INC. APPOINTS NEW VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

HOUSTON, TEXAS April 4, 2008 - Geokinetics Inc. (AMEX: GOK), announced that Mark A. Hess, age 49, has joined the Company in the newly created position of Vice President and Chief Accounting Officer effective April 1, 2008.  Mr. Hess will be responsible for oversight of the accounting functions worldwide and will report to Scott McCurdy, the Company’s Vice President & Chief Financial Officer.

Mr. McCurdy stated, “I am very excited to have Mark join our team and believe he will be a tremendous asset to the Geokinetics organization.  In an effort to keep up with our continued growth and responsibilities, the creation of this position was necessary and will help our finance organization continue to provide a high level of support to all of our customers, external and internal, including our shareholders, Board of Directors and operations.”

Prior to joining the company, Mr. Hess served as Director of Finance and in various other senior financial roles for Compagnie Generale de Geophysique-Veritas (“CGGVeritas”), formerly Veritas, Inc., from November 2004 until March 2008. Prior to that, he owned and managed a wholesale and retail automotive aftermarket accessory business for five years and was employed by Stage Stores, Inc. for ten years most recently serving as Senior Vice President and Treasurer. Mr. Hess is a Certified Public Accountant in the State of Texas and a member of the Texas Society of Certified Public Accountants.  He has over 25 years experience in accounting and finance most of which has been with public companies.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

GEOKINETICS INC. (AMEX: GOK)

1500 CityWest Blvd, Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX